Exhibit 4.1

AMERICAN RESIDENTIAL HOUSING TRUST
DISTRIBUTION REINVESTMENT PLAN

Effective October 10, 2026

This Distribution Reinvestment Plan (the “Plan”) is adopted by American Residential Housing Trust, a Maryland statutory trust (the “Trust”), with respect to cash distributions authorized by its Board of Trustees and declared by the Trust on the Trust’s common shares of beneficial interest, par value $0.01 per share (“Common Shares”), which are classified into Class I Common Shares (the “Class I Shares”) and Class L Common Shares (the “Class L Shares”).

1.          Distribution Reinvestment. As agent for the shareholders (the “Shareholders”) of the Trust who purchase Common Shares pursuant to one or more unregistered private offerings of Common Shares (each, a “Private Placement”) pursuant to the applicable exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), and who participate in the Plan (the “Participants”), the Trust will apply all dividends and distributions declared and paid in respect of the Common Shares held by each Participant and attributable to the class of Common Shares held by such Participant (the “Distributions”), including Distributions paid with respect to any full or fractional Common Shares acquired under the Plan, to the purchase of additional Common Shares of the same class for such Participant.

2.            Effective Date. The effective date of the Plan shall be as set forth above.

3.          Procedure for Participation. Any Shareholder of Class I Shares who has received a copy of the Trust’s confidential private placement memorandum with respect to the Private Placement (as amended, supplemented or restated, the “Memorandum”), will automatically become a Participant and will remain a Participant until he, she or it elects to terminate participation in the Plan by following the procedures set forth in Section 9 below.  Any Shareholder of Class L Shares who has received a copy of the Memorandum will become a Participant if he, she or it elects to become a Participant by noting such election on his, her or its subscription agreement. If any Shareholder of Class L Shares initially elects not to be a Participant, he, she or it may later become a Participant by subsequently completing and executing a distribution change form or any appropriate authorization form as may be available from the Trust, the Trust’s transfer agent, or any broker-dealer or investment adviser participating in the distribution of Common Shares in the Private Placement.

Participation in the Plan will begin with the next Distribution payable after acceptance of a Participant’s subscription, enrollment or authorization, as applicable. Common Shares will be purchased under the Plan on the date that Distributions are paid by the Trust.

4.          Suitability. Each Participant is required to promptly notify the Trust in writing if the Participant experiences a material change in his, her or its financial condition, including without limitation the failure to continue to qualify as an “accredited investor” (as defined by Rule 501(a) of Regulation D promulgated under the Securities Act) or any other investment suitability standards imposed by the Trust and set forth in the Memorandum. Further, each Participant will provide any periodic certifications of his, her or its continued qualification as an accredited investor as may be reasonably requested by the Trust.

5.         Purchase of Shares. Participants will acquire Common Shares from the Trust at a price equal to (i) the most recently disclosed transaction price applicable to the class of Common Shares held by the Participant on the date that the Distribution is payable, or (ii) if the Trust is not conducting the Private Placement of Common Shares, the Trust’s net asset value per Common Share for such class on the date that the Distribution is payable. No upfront placement agent fees or selling commissions will be payable with respect to Common Shares issued pursuant to the Plan. Participants in the Plan may purchase fractional Common Shares so that 100% of the Distributions will be used to acquire Common Shares. However, a Participant will not be able to acquire Common Shares pursuant to the Plan and such Participant’s participation in the Plan will be terminated to the extent that a reinvestment of such Participant’s Distributions in Common Shares would cause the percentage ownership or other limitations contained in the Trust’s Declaration of Trust to be violated.

6.          Taxes. THE REINVESTMENT OF DISTRIBUTIONS DOES NOT RELIEVE A PARTICIPANT OF ANY INCOME TAX LIABILITY THAT MAY BE PAYABLE THEREON. INFORMATION REGARDING POTENTIAL TAX INCOME LIABILITY OF PARTICIPANTS MAY BE FOUND IN THE MEMORANDUM AND, FOLLOWING THE REGISTRATION OF THE COMMON SHARES UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, IN THE PUBLIC FILINGS MADE BY THE TRUST WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”).

7.          Share Certificates. The ownership of the Common Shares purchased through the Plan will be in book-entry form unless and until the Trust issues certificates for its outstanding Common Shares.

8.          Reports. On a monthly basis, the Trust’s transfer agent shall provide each Participant a statement of account describing, as to such Participant: (i) the Distributions reinvested during the month; (ii) the number of Common Shares purchased pursuant to the Plan during the month; (iii) the per share purchase price for such Common Shares; and (iv) the total number of Common Shares purchased on behalf of the Participant under the Plan. On an annual basis, tax information with respect to income earned on Common Shares under the Plan for the calendar year will be provided to each Participant.

9.          Termination by Participant. A Participant may terminate participation in the Plan at any time, without penalty, by delivering ten (10) business days’ prior written notice to the Trust. This notice must be received by the Trust prior to the last day of a month in order for a Participant’s termination to be effective for such month (i.e., a timely termination notice will be effective as of the last day of a month in which it is timely received and will not affect participation in the Plan for any prior month). Any transfer of Common Shares by a Participant to a non-Participant will terminate participation in the Plan with respect to the transferred Common Shares. If a Participant requests that the Trust repurchase a portion of the Participant’s Common Shares, the Participant’s participation in the Plan will continue with respect to the Participant’s Common Shares that were not repurchased. If a Participant requests that the Trust repurchase all of the Participant’s Common Shares, the Participant’s participation in the Plan will be automatically terminated, whether or not all of the Participant’s Common Shares are actually repurchased. If a Participant terminates Plan participation, the Trust may, at its option, ensure that the terminating Participant’s account will reflect the whole number of Common Shares in such Participant’s account and provide a check for the cash value of any fractional share in such account. Upon termination of participation in the Plan for any reason, all future Distributions will be distributed to the former Participant in cash.

10.         Amendment, Suspension or Termination by the Trust. The Board of Trustees may by majority vote amend any aspect of the Plan; provided, however, that the Plan cannot be amended to eliminate a Participant’s right to terminate participation in the Plan and notice of any material amendment will be provided to the Participants at least ten (10) business days prior to the effective date of that amendment. The Board of Trustees may by majority vote suspend or terminate the Plan for any reason at any time upon ten (10) business days’ prior written notice to the Participants.

11.         Liability of the Trust. The Trust shall not be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims or liability (i) arising out of failure to terminate a Participant’s account upon such Participant’s death prior to timely receipt of notice in writing of such death or (ii) with respect to the time and the prices at which Common Shares are purchased or sold for a Participant’s account. To the extent that indemnification may apply to liabilities arising under the Securities Act, or the securities laws of a particular state, the Trust has been advised that, in the opinion of the SEC and certain state securities commissioners, such indemnification is contrary to public policy and, therefore, unenforceable.